UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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AFFYMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CALIFORNIA 95051

(408) 731-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2014

TO OUR STOCKHOLDERS:

You are cordially invited to participate in the 2014 annual meeting of stockholders of Affymetrix, Inc. This year’s annual meeting will be a virtual-only annual meeting of stockholders via live webcast over the Internet. The 2014 annual meeting will be held on Tuesday, June 3, 2014, beginning at 8:00 a.m., Pacific Daylight Time, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, by an advisory vote, the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment.

These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on April 10, 2014 as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about April 23, 2014 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Stockholders via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Our proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

To participate in the annual meeting via live webcast, vote, and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/affx2014. You will need your 12-digit control number (included in your Notice of Internet Availability of Proxy Materials) to enter the meeting. You will not be able to attend the annual meeting in person. Whether or not you plan to connect to the meeting via webcast, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date, and return the accompanying proxy in the enclosed postage-paid envelope.

By Order of the Board of Directors,

SIANG H. CHIN

Secretary

Santa Clara, California

April 23, 2014

AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CALIFORNIA 95051

(408) 731-5000

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. (“Affymetrix” or the “Company”) for use at our 2014 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being made available on or about April 23, 2014, together with our 2013 Annual Report to Stockholders and our Form 10-K, to all stockholders of record at the close of business on April 10, 2014.

ABOUT THE MEETING

When and where is the meeting being held?

We will be hosting our 2014 annual meeting of stockholders live via webcast over the Internet. You will not be able to attend the meeting in person. Our 2014 annual meeting is being held on Tuesday, June 3, 2014, beginning at 8:00 a.m. Pacific Daylight Time.

What do I need in order to be able to participate in the annual meeting online?

A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can listen to the meeting live via the Internet at www.virtualshareholdermeeting.com;

•	Stockholders may vote while connected to the meeting on the Internet;

•	Please have your 12-digit Control Number to enter the meeting (included in your Notice of Internet Availability of Proxy Materials);

•	If you do not have your 12-digit Control Number, you will be able to listen to the meeting only—you will not be able to vote or ask questions;

•	Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/affx2014.

What is the purpose of the annual meeting?

At our 2014 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•	the election of directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval, by an advisory vote, of the compensation of our named executive officers; and

•	any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 10, 2014, the record date for the meeting. At the close of business on that date, 72,738,164 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How can I receive a paper or electronic copy of this proxy statement?

On or about April 23, 2014, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report to Stockholders via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders’ meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote online at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our annual meeting.

What is “householding” and how does it affect me?

Under SEC rules, delivery of each Notice in one mailing envelope (or delivery of one proxy statement and annual report, for those who request paper copies) to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other stockholders registered on our books;

•	you have the same last name as the other stockholders; and

•	your address is a residential address or post office box.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the same mailings, or if you hold stock in more than one account, and in either case you wish to receive only a single mailing of each of these documents for your household, please submit a request to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or call (800) 542-1061. Stockholders who participate in householding will continue to be mailed separate proxy cards (to the extent we send proxy cards by mail).

If you participate in householding and wish to receive a separate copy of our proxy mailings, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. A separate copy of our proxy mailings will be sent to you upon request.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

If I am a stockholder of record of Affymetrix shares, how do I vote?

If you are a stockholder of record, there are several ways for you to vote your shares:

•

By Internet.    You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted online must be received by 11:59 p.m., Eastern Time on June 2, 2014, to be voted at the annual meeting.

•

By Telephone.    You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time on June 2, 2014, to be voted at the annual meeting.

•

By Mail.    If you received a printed copy of the proxy materials, you may vote by completing, signing and dating each proxy card received and returning it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Sign your name exactly as it appears on the proxy card. Proxy cards must be received no later than June 2, 2014, to be voted at the annual meeting.

•	During the Annual Meeting. Instructions on how to vote via live Internet during our annual meeting are posted at www.virtualshareholdermeeting.com/affx2014.

If I am the beneficial owner of Affymetrix shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you will receive instructions from the holder of record (your broker or other nominee) that you must follow to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our annual meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. If you are a stockholder of record, you may change your vote via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by participating in the annual meeting live via Internet and voting again. Beneficial owners must contact their broker or other nominee holding their shares and follow their instructions for revoking or changing votes.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one of the proposals?

Stockholders of Record:    Your proxy will be counted as a vote “FOR” all of the director nominees and “FOR” Proposals 2 and 3.

Beneficial Owner of Affymetrix Shares Held in Street Name:    Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors or an advisory vote on the compensation of our named executive officers (Proposals 1 and 3). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either participating in person (via Internet webcast) or by proxy. This is called a quorum for the transaction of business. At the record date, there were 72,738,164 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 36,369,083 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you are present online live via Internet webcast during the meeting, or have properly submitted a proxy card. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1.    Under our majority voting policy, in an uncontested election, each nominee for director shall be elected to the Board of Directors by a majority of the votes cast with respect to the director’s election (that is, the votes cast for a director’s election must exceed the votes cast against that director’s election). This election is an uncontested election. In the election of directors, votes may be cast in favor of or against any or all nominees. Any director who does not receive a majority of the votes cast will not be elected. Each nominee for director has submitted an irrevocable resignation that becomes effective if the director does not receive a majority of the votes cast with respect to the director’s election. For Proposal 1, “votes cast” excludes both abstentions and “broker non-votes.”

Proposals 2 and 3.    The affirmative vote of a majority of the shares of common stock present online live via Internet webcast or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) and to approve, by an advisory vote, the compensation of our named executive officers (Proposal 3). If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present online live via Internet webcast or represented by proxy and entitled to vote on that matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposals 2 and 3.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors and the advisory vote on the compensation of our named executive officers. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote they will have no effect on the outcome other than reducing the number of shares present online live via Internet webcast or by proxy and entitled to vote from which a majority is calculated.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

“FOR” the election of the seven directors;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

“FOR” approval of the compensation of the named executive officers.

Who will count the vote?

Broadridge, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

The voting results will be announced at the meeting and published in a Current Report on Form 8-K filed after the meeting date.

Is Affymetrix paying the cost of this proxy solicitation?

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

How can I view the annual meeting webcast?

Any stockholder can listen to the meeting live via webcast at www.virtualshareholdermeeting.com/affx2014. Instructions to listen to the webcast are posted at that Internet address. If you miss the annual meeting, you can listen to a re-broadcast of the webcast through the last week of June.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO CONNECT TO THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The current members of the Board of Directors are Stephen P.A. Fodor, Ph.D., Frank Witney, Ph.D., Nelson C. Chan, Gary S. Guthart, Ph.D., Jami Dover Nachtsheim, Robert H. Trice, Ph.D. and Robert P. Wayman.

Is a majority of the directors independent?

Yes. As required by the NASDAQ listing standards and our Corporate Governance Guidelines, a majority of the Board of Directors is “independent” within the meaning of such standards and guidelines. The Board of Directors is required to make an affirmative determination at least annually as to the independence of each director. The Board of Directors has determined that all of its members other than Stephen P.A. Fodor, Ph.D. and, Frank Witney, Ph.D., are independent.

Does Affymetrix have a lead independent director?

Yes. The Board of Directors has elected a non-management director to serve in a lead capacity to coordinate the activities of the other non-management directors, preside at executive sessions, function as principal liaison on Board-wide issues between the independent directors and the Chairman and to perform such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine. Jami Dover Nachtsheim has served as our lead independent director since May 2013.

How often did the Board meet in 2013?

The Board of Directors held six meetings in 2013. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2013, five of our directors attended 100% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. The other two directors attended at least 90% of such meetings.

Do the independent directors meet in executive sessions?

Our Corporate Governance Guidelines require the independent directors to meet regularly in executive sessions in which management does not participate, at least four times a year. In executive sessions, the independent directors review the report of the independent registered public accounting firm, the performance of the Chairman, CEO and other senior managers, the compensation of the Chairman, CEO and other senior managers and any other relevant matter. In 2013, the directors met in executive session four times, with only independent directors present.

Does Affymetrix have a policy with respect to attendance of directors at the annual meeting of stockholders?

All of our directors serving on the Board of Directors at the time attended last year’s annual meeting. Our Corporate Governance Guidelines provide that directors are required to attend our annual meeting of stockholders, absent extraordinary circumstances.

What is the role of the Board’s committees?

The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Business Review Committee. Each member of the Audit, Compensation and Nominating and Governance committees is independent as defined by applicable

NASDAQ and SEC rules, and each of these committees has a written charter approved by the Board of Directors. Under our Corporate Governance Guidelines, committee members are appointed by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board of Directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance	Business Review Committee
Nelson C. Chan	✓(Chairman)	✓		✓
Gary S. Guthart, Ph.D.		✓
Jami Dover Nachtsheim.		✓(Chairwoman)		✓
Robert H. Trice, Ph.D.	✓		✓(Chairman)
Robert P. Wayman.	✓		✓
Stephen P.A. Fodor, Ph.D				✓

Audit Committee.    The function of the Audit Committee, as more fully set forth in its charter, is to assist the Board of Directors in fulfilling its responsibility to oversee our financial statements, our financial reporting process and our system of internal control over financial reporting. A copy of the Audit Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix -Investors link.

The Audit Committee currently consists of three members, Mr. Chan, its Chairman, Dr. Trice and Mr. Wayman. The Board of Directors has determined that each of Dr. Trice and Messrs. Chan and Wayman is independent within the meaning of the NASDAQ listing standards, applicable SEC regulations and our Corporate Governance Guidelines, and that each member has the financial literacy required by the NASDAQ listing standards. The Board of Directors also has determined that both Messrs. Wayman and Chan are qualified as an “audit committee financial experts” within the meaning of applicable SEC regulations and has the accounting and related financial sophistication required by NASDAQ listing standards.

The Audit Committee held four meetings during 2013. The Audit Committee Report for 2013 is included below.

Compensation Committee.    The Compensation Committee currently consists of three members, Mr. Chan, Dr. Guthart and Ms. Nachtsheim, its Chairwoman. The Board of Directors has determined that each of Mr. Chan, Dr. Guthart and Ms. Nachtsheim is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance, oversee and determine compensation for senior executives and review and recommend to the Board of Directors actions regarding director compensation. A copy of the Compensation Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix-Investors link.

The Compensation Committee held seven meetings during 2013. The Compensation Committee Report for 2013 is included below. For further information about the Compensation Committee’s process for determining compensation, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of two members, Dr. Trice, its Chairman, and Mr. Wayman. The Board of Directors has determined that each of Dr. Trice and Mr. Wayman is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. As more fully set forth in its charter, the Nominating and Corporate Governance Committee is responsible for searching for and identifying director nominees and recommending them to the Board of Directors for election, recommending directors for appointment to the Board committees, establishing criteria for Board membership, evaluating the Board of Directors and its committees at least annually and recommending any proposed changes to the Board of

Directors. In addition, the Nominating and Corporate Governance Committee is responsible for developing, evaluating the adequacy of and overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines are available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix -Investors link. The Nominating and Corporate Governance Committee held three meetings in 2013.

Business Review Committee.    The Board of Directors formed a Business Review Committee in 2013 to act as a sounding board to the Chief Executive Officer and provide him advice as needed. The Business Review Committee augments the Board of Directors by meeting between regularly scheduled Board meetings from time to time to review the dynamic business environment in which we operate and major business issues facing us in the implementation of our transformation plan. The Business Review Committee currently consists of three members, Dr. Fodor, Ms. Nachtsheim and Mr. Chan. The Business Review Committee held four meetings in 2013.

How are nominees for the Board selected?

The Nominating and Corporate Governance Committee makes a periodic assessment of the Board of Directors and Board members. In making its assessment and in identifying and evaluating director nominees, the Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NASDAQ listing standards or our Corporate Governance Guidelines, as well as the current challenges and needs of the Board of Directors and Affymetrix. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees, including referrals from current directors, recommendations by stockholders and input from third party executive search firms. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for director independence, and Board and committee membership. The Committee has established the following criteria:

•	a reputation for the highest personal and professional ethics, integrity and values;

•	experience at the policy-making level in business, government, education, technology or public interest;

•	expertise that is useful to Affymetrix and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•	commitment to serve on the Board of Directors over a period of several years to develop knowledge about our principal operations;

•	willingness and capacity to objectively appraise management performance; and

•	absence of involvement in activities or interests that create a conflict with the director’s responsibilities to Affymetrix and its stockholders.

The Committee does not have a formal diversity policy. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds, and also considers diversity of gender and race. The Committee does not assign specific weights to particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Secretary, specifying the nominee’s name and qualifications for Board membership and providing confirmation of the nominee’s consent to serve as a director. Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting.

If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline for stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Deadline for Receipt of Stockholder Proposals.”

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Affymetrix, Inc., Attention: Board of Directors, 3420 Central Expressway, Santa Clara, CA 95051 or by electronic mail to: Affymetrix_BoardOfDirectors@affymetrix.com.

Pursuant to a process approved by the Board of Directors, the Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board of Directors a summary of such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by us that are addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Does Affymetrix have a Code of Ethics?

We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Affymetrix. The Code is applicable to all of our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. The Code of Business Conduct and Ethics is available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix-Investors link. Waivers of the Code for executive officers and directors may be granted only by the Board of Directors. Waivers of the Code for other employees may be granted only by our General Counsel. Amendments to the Code must be approved by the Board of Directors. We intend to provide disclosure of any such amendments or waivers on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

How are non-employee directors compensated?

Cash.    The Chairman receives an annual cash retainer of $85,000 per year, the Lead Director receives an annual cash retainer of $60,000 per year, and each other non-employee director receives an annual cash retainer fee of $45,000 per year. Each non-employee director who serves on the Compensation Committee also receives an annual fee of $10,000, with the chairwoman receiving an annual fee of $18,000. Each non-employee director who serves on the Nominating and Corporate Governance Committee also receives an annual fee of $7,000, with the chairman receiving an annual fee of $15,000. Each non-employee director who serves on the Audit Committee also receives an annual fee of $15,000, with the chairman receiving an annual fee of $30,000. Each director who serves on the Business Review Committee receives a fee of $1,500 per meeting.

Option and Stock Awards.    Each new non-employee director receives an option to purchase 20,000 shares upon election to the Board of Directors. These options vest in equal installments on each of the first two anniversaries of the date of grant so long as the director is serving on the Board of Directors on each vesting date. In addition, on the date of each annual stockholders meeting, each non-employee director is granted, at such director’s election, (a) options to purchase shares, which vest in full on the earlier of the date of the next Annual Stockholder Meeting or one year after the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant, (b) restricted stock units, which vest in equal annual installments over three years from the date of grant, or (c) a combination of options and restricted stock units, in any case with the same aggregate value.

COMPENSATION OF DIRECTORS

The following table sets forth compensation for our non-employee directors for fiscal year 2013. Dr. Witney does not receive separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Stephen P.A. Fodor, Ph.D.	$91,000	$42,320	—	—	—	$21,340	(5)	$154,660
Nelson C. Chan	$91,000	$42,320	—	—	—	—		$133,320
Gary S. Guthart, Ph.D.	$55,000	$42,320	—	—	—	—		$97,320
Jami Dover Nachtsheim.	$84,000	$21,260	$19,923	—	—	—		$125,183
Robert H. Trice, Ph.D.	$75,000	$42,320	—	—	—	—		$117,320
Robert P. Wayman	$67,000	$21,260	$19,923	—	—	—		$108,183

(1)	This column represents the cash compensation received in 2013 for Board and committee services.

(2)	On May 7, 2013, all directors except for Ms. Nachtsheim and Mr. Wayman received a grant of 11,500 restricted stock units. Ms. Nachtsheim and Mr. Wayman each received a grant of 10,000 stock options and 5,750 restricted stock units. All of the stock options vest in full on the earlier of the date of the 2014 Annual Stockholders’ Meeting or one year after the date of grant, and have an exercise price equal to $3.68 per share. All of the restricted stock units vest in three equal annual installments from the grant date.

(3)	At December 31, 2013, each of our directors held the following number of options (both vested and unvested) and restricted stock units (unvested): Dr. Fodor, 579,500 options and 22,417 restricted stock units; Mr. Chan, 38,841 options and 23,001 restricted stock units; Dr. Guthart, 106,619 options and 11,500 restricted stock units; Ms. Nachtsheim, 50,000 options and 11,501 restricted stock units; Dr. Trice, 47,778 options and 23,001 restricted stock units; and Mr. Wayman, 90,254 options and 7,667 restricted stock units.

(4)	The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 of equity awards made to the directors during 2013. See “Note 13—Stockholders’ Equity and Share-Based Compensation Expense” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 regarding the assumptions underlying valuation of our equity awards. The actual value of an equity award, if any, will depend on the future market price of our common stock and, for an option, the option holder’s individual exercise and sale decisions.

(5)	Represents the premium paid by us for healthcare benefits to Dr. Fodor.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our bylaws provide for a Board of Directors consisting of at least six but not more than eleven directors. The term of office of all of our current directors will expire at the 2014 annual meeting. Currently, we have seven directors. Seven directors are to be elected at the annual meeting.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may choose to reduce the size of the Board of Directors to less than seven, as permitted by our bylaws. Any vote cast for any director who is unable or unwilling to serve is disregarded.

The names of the nominees, and certain information about them as of the record date, are set forth below. The nominees were selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of scientific, entrepreneurial or managerial achievement. We believe that the nominees have the qualifications and experience to focus on the complex issues currently confronting our Company and our industry. In addition, each nominee has specific experience, qualifications, attributes or skills, discussed below, that led the Board of Directors to conclude that the individual should serve as a director.

Name	Age	Principal Occupation	Director Since

Stephen P.A. Fodor, Ph.D.	60	Founder and Chairman of Affymetrix, Inc. and founder and Chief Executive Officer of Cellular Research, Inc.	1993

Frank Witney, Ph.D.	60	President and Chief Executive Officer of Affymetrix, Inc.	2011

Nelson C. Chan	52	Chief Executive Officer (Retired), Magellan Navigation, Inc.	2010

Gary S. Guthart, Ph.D.	48	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009

Jami Dover Nachtsheim	55	Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing (Retired), Intel Corporation	2010

Robert H. Trice, Ph.D.	68	Senior Vice President for Strategy and Business Development (Retired), Lockheed Martin Corporation	2006

Robert P. Wayman	68	Executive Vice President and Chief Financial Officer (Retired), Hewlett-Packard Company	2007

Stephen P.A. Fodor, Ph.D., is our Founder and Chairman. Dr. Fodor has served as director since 1993. He served as Chief Executive Officer from 1997 to 2008 and as Chairman from 1999 to present. At various times between 1993 and 1997, Dr. Fodor served as our President, Chief Operating Officer and Chief Technology Officer. Dr. Fodor was Vice President and Director of Physical Sciences at the Affymax Research Institute from 1989 to 1993. Dr. Fodor is the founder and Chief Executive Officer of Cellular Research, Inc. and serves as a Trustee of the Carnegie Institution for Science and as a member of the National Academy of Engineering. Dr. Fodor also serves on a variety of scientific advisory boards. The Board of Directors selected Dr. Fodor as a director nominee because he is the founder of the Company and our former Chief Executive Officer. The Board of Directors values Dr. Fodor’s extensive knowledge of the Company and our industry, his scientific vision and his perspective on emerging technologies and markets.

Frank Witney, Ph.D., has served as President, Chief Executive Officer and a director since July 2011. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation from April 2009 to May 2011. Between December 2008 and April 2009, Dr. Witney served as our Executive Vice President and Chief Commercial Officer. Previously, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. Dr. Witney is a member of the Board of Directors of Cerus Corporation. The Board of Directors selected Dr. Witney as a director nominee because the Board values Dr. Witney’s industry experience and his perspective as the Chief Executive Officer of the Company.

Nelson C. Chan has served as a director since March 2010 and is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Chan served as Chief Executive Officer of Magellan Navigation, Inc. from 2006 to 2008. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, including most recently as Executive Vice President and General Manager, Consumer Business. Mr. Chan is Chairman of the Board of Directors of Outerwall, Inc. and a director of Synaptics Incorporated. The Board of Directors selected Mr. Chan as a director nominee because of his substantial experience with public and private companies, both as an executive and as a board member, and his expertise in building profitable technology companies. Mr. Chan also qualifies as a financial expert and serves as Chairman of the Audit Committee.

Gary S. Guthart, Ph.D., has served as a director since May 2009 and is a member of the Compensation Committee. Dr. Guthart has served as the Chief Executive Officer of Intuitive Surgical, Inc. since January 2010. Dr. Guthart joined Intuitive Surgical, Inc. in April 1996, became Chief Operating Officer in 2006, and was promoted to President in 2007. Prior to joining Intuitive Surgical, Inc., Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart serves on the Board of Directors of Intuitive Surgical, Inc. The Board of Directors selected Dr. Guthart as a director nominee because of his experience in the management of complex, high-growth businesses. The Board values Dr. Guthart’s contribution to the Company’s strategic planning and business development efforts and his insights as a member of the Compensation Committee.

Jami Dover Nachtsheim has served as a director since March 2010 and is the Chairwoman of the Compensation Committee. Ms. Nachtsheim served in a variety of positions with Intel Corporation from 1980 until her retirement in 2000, most recently as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing. Ms. Nachtsheim is a member of the Board of Directors of FEI Company and The Tech Museum of Innovation. The Board of Directors selected Ms. Nachtsheim as a director nominee because of her extensive experience in bringing high technology products to market and her service as a board member of numerous public and private organizations. The Board values the guidance she provides with respect to market strategies and her contributions as the Chairwoman of the Compensation Committee.

Robert H. Trice, Ph.D., has served as a director since 2006, is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Dr. Trice served as Senior Vice President for Business Development at Lockheed Martin Corporation from October 1998, and assumed additional duties as Senior Vice President for Strategy and Business Development at Lockheed Martin Corporation from March 2009 until his retirement in January 2011. The Board of Directors selected Dr. Trice as a director nominee because of his broad experience in government relationships (many of our large customers are government institutions) and his extensive background as a business development leader. The Board values his financial literacy and wide-ranging business competencies, which qualify him to serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Robert P. Wayman has served as a director since 2007, is our lead independent director and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Wayman served as Executive Vice President and Chief Financial Officer of Hewlett-Packard Company from 1984 until his retirement in December 2006. Mr. Wayman also served as Interim Chief Executive Officer of Hewlett-Packard Company from February 2005 through March 2005 and served on the Board of Directors of Hewlett-Packard Company from

February 2005 to March 2007 and from 1993 to 2002. Mr. Wayman is a member of the Board of Directors of CareFusion Corp. and Textura Corporation. The Board of Directors selected Mr. Wayman as a director nominee because of his broad-based financial expertise and business experience. The Board of Directors values Mr. Wayman’s background in finance and company operations, corporate governance and compliance, and as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

There are no family relationships among our directors or executive officers.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our Board members are independent directors, under both NASDAQ listing standards and our Corporate Governance Guidelines; our standing Board committees—Audit, Compensation and Nominating and Corporate Governance—are comprised solely of and chaired by independent directors; and, at least four times per year, the independent directors meet in executive session without management directors.

Our Corporate Governance Guidelines state that the “Board believes that the positions of the Chairman of the Board and CEO should be held by separate persons as a way to aid the Board’s execution of its duties.” We have separated the roles of Chairman and Chief Executive Officer. In addition, unless our Chairman is an independent director, our Corporate Governance Guidelines require the independent directors to annually elect by secret ballot a lead independent director. The lead independent director coordinates the activities of the other non-management directors, presides at executive sessions, functions as a principal liaison on Board-wide issues between the independent directors and the Chairman and performs such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine from time to time. Jami Dover Nachtsheim has served as our lead independent director since May 2013.

The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman and the lead independent director based upon the needs of the Company to provide effective, independent oversight of management performance.

Board’s Role in Risk Oversight

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee is specifically mandated by its Charter to discuss with financial management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk where material financial exposure exists. Our internal auditors and ethics compliance officer report regularly and directly to the Audit Committee on risks relating to the Company’s operations, compliance and internal controls. The Compensation Committee is responsible for overseeing and evaluating the management of risks relating to the Company’s compensation plans and arrangements.

The Board unanimously recommends that the stockholders vote “FOR” the election of the nominees named above.

PROPOSAL NO. 2

ADVISORY VOTE RATIFYING APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee or the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Affymetrix and its stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Fees Paid to Ernst & Young LLP

During fiscal years 2013 and 2012, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	December 31, 2013 ($)	December 31, 2012 ($)
Audit Fees(1)	1,753,651	1,517,672
Audit-Related Fees(2)	—	430,100
Tax Fees(3)	69,055	77,032
All Other Fees(4)	1,995	1,995

(1)	Audit fees include fees associated with the audits of (i) our consolidated financial statements and (ii) effectiveness of our internal control over financial reporting, the reviews of our financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally. Audit fees also include amounts associated with SEC registration statements and consents and related comfort letters.

(2)	Audit-related fees consist primarily of fees associated with accounting consultations.

(3)	Tax fees consist primarily of tax consultation services.

(4)	The amount listed as “All Other Fees” consists of fees for products and services other than those services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Affymetrix and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

PROPOSAL NO. 3

ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by Rule 14a-21(a) of the Securities Exchange Act of 1934, we are seeking an advisory vote to approve the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Compensation Committee’s approach to executive compensation underscores its commitment to pay for performance and the importance that it places on the opinions of our stockholders, while recognizing the need to attract, retain and motivate qualified executives to execute on our long-term transformation plan in challenging business conditions.

The following actions highlight the Compensation Committee’s approach to executive compensation in 2013, as further described in the section entitled “Compensation Discussion and Analysis” below:

•

No Salary Increase in 2013. The Compensation Committee did not increase salaries for our executive officers in 2013, except in connection with the promotion of Mr. Gavin Wood to Chief Financial Officer.

•

Challenging Financial Goals Resulting in 70% Cash Bonus Payout in 2013. The Compensation Committee approved a cash bonus plan in 2013 that was conditioned upon meeting thresholds set with respect to revenue and EBITDAO (earnings before interest expense, taxes, depreciation, amortization, option expenses and restructuring and one-time charges)[1] for 2013. The Compensation Committee approved a cash bonus payout at 70% of target based on our financial performance in 2013.

•

Restructured Equity Compensation to Include Performance-Based Awards. The Compensation Committee restructured the equity compensation of our executive officers in 2013. The equity compensation granted to all executive officers except Mr. Wood reflected an approximately 50/50 split in value between time-based awards and performance-based awards. As our focus for 2013 was on profitability and strengthening the balance sheet, the Compensation Committee believed it was important to tie performance-based awards to revenue and EBITDAO goals. Therefore, performance-based restricted stock units, or PRSUs, could be earned upon achievement of revenue and EBITDAO goals for 2013. Our executive officers earned 70% of the PRSUs granted in 2013. Mr. Wood was granted only time-based equity awards for 2013 because he was not promoted to Chief Financial Officer until the middle of the fiscal year.

•

Robust Criteria for CEO’s New Hire PRSUs. With respect to the 2013 performance period, our CEO earned 70% of his PRSUs granted in 2011 in connection with his hire, with 30% forfeited. As further explained below, this is as a result of his achieving (1) some but not all of his target milestones in new business areas; (2) total shareholder return that is benchmarked against the Russell 2000 Index; and (3) organizational development goals set by the Compensation Committee that included the recruitment of a new Chief Financial Officer.

•	Affirmation of Claw-Back Policy. We reaffirmed our policy for recoupment (or “claw-back”) of performance-based compensation if we restate our reported financial results.

[1]	EBITDAO was a metric for our 2013 cash bonus program, as further described below under “Cash Bonus Program”. The reconciliation between GAAP net loss and NON-GAAP EBITDAO can be obtained at our website (www.affymetrix.com) under the About Affymetrix-Investors link.

•	Affirmed Policy to Seek “Say-On-Pay” Vote Annually. Since 2011, we have been seeking an advisory “say-on-pay” vote from stockholders every year with respect to approval of our executive compensation.

•

Enhanced Disclosure of our 2014 Executive Compensation. In response to feedback from our stockholders, we are providing enhanced disclosure on our 2014 executive compensation program in this proxy statement.

In May 2013, we held a stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the compensation of our named executive officers, with approximately 83% of the shares of common stock present in person or by proxy and entitled to vote being cast in favor of our say-on-pay proposal. The Compensation Committee did not make specific changes to the program as a result of this vote, but considers feedback from our stockholders generally.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement).

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee has an established charter that specifies that the function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to our financial statements and our financial reporting process and our system of internal control over financial reporting. The full text of the Audit Committee charter is available on our website at www.affymetrix.com in the Corporate Governance section under the About Affymetrix-Investors link.

Management has the primary responsibility for our financial statements and our reporting process, including our system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing financial statements and expressing an opinion as to (1) their conformity with generally accepted accounting principles; (2) management’s assessment; and (3) the effectiveness of internal control over financial reporting.

As part of its oversight of our financial reporting process, the Audit Committee reviewed and discussed both with management and our independent registered public accounting firm, the annual and quarterly financial statements prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed under Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including discussions of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from our Company. Finally, the Audit Committee has considered and concluded that the provision of audit-related and tax services, which are comprised of tax consultations, preparation of tax returns, and audit-related accounting consultations on various transactions by the independent registered public accounting firm, is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee met four times during the fiscal year ended December 31, 2013. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm and with our internal auditor, in each case without the presence of our management. The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee unanimously recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Respectfully submitted on April 23, 2014 by the members of the Audit Committee of the Board of Directors:

Nelson C. Chan, Chairman

Robert H. Trice, Ph.D.

Robert P. Wayman

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our shares of common stock as of April 1, 2014 by:

•	each person known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

The Company does not permit hedging transactions involving Company stock by executive officers and directors.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Greater than 5%

PRIMECAP Management Company(3) 225 South Lake Ave., #400 Pasadena, CA 91101	10,666,640	14.67%

BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	9,633,092	13.25%

OrbiMed Advisors LLC(5) 601 Lexington Avenue, 54th Floor New York, NY 10022	6,810,000	9.36%

Levin Capital Strategies, L.P.(6) 595 Madison Avenue, 17th Floor New York, NY 10022	6,413,801	8.82%

Tenor Capital Management Company L.P.(7) 1180 Avenue of the Americas, Suite 1940 New York, NY 10036	5,373,008	7.39%

Citadel Advisors LLC(8) 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	4,841,483	6.66%

Dimensional Fund Advisors LP(9) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	4,442,853	6.11%

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Directors and Named Executive Officers
Timothy C. Barabe(10)	166,378	*
Nelson C. Chan(11)	61,840	*
Stephen P.A. Fodor, Ph.D.(12)	787,365	1.08%
Gary S. Guthart, Ph.D.(13)	110,452	*
Andrew J. Last, Ph.D.(14)	288,136	*
Jami Dover Nachtsheim(15)	72,332	*
John F. Runkel(16) Robert H. Trice, Ph.D.(17)	78,296 89,476	* *
Robert P. Wayman(18)	108,062	*
Frank Witney, Ph.D.(19)	340,917	*
David Weber (20)	81,190	*
Gavin Wood (21)	41,186	*
All current directors and executive officers as a group (12 persons)(22)	2,225,630	3.06%

*	Represents beneficial ownership of less than one percent of the common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2014 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of other persons. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 72,724,361 shares of common stock outstanding as of April 1, 2014.

(3)	PRIMECAP Management Company, as set forth on Schedule 13G/A filed with the SEC on February 14, 2014, has sole voting power with respect to 7,622,740 shares and sole dispositive power with respect to 10,666,640 shares.

(4)	BlackRock, Inc. (“BlackRock”), as set forth on Schedule 13G/A filed with the SEC on January 10, 2014, has sole voting power with respect to 9,415,626 shares and sole dispositive power with respect to 9,633,092 shares. The shares were held by the following subsidiaries of BlackRock: BlackRock Advisors LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, and BlackRock Advisors (UK) Limited.

(5)	OrbiMed Advisors LLC (“OrbiMed”), as set forth on Schedule 13G/A filed with the SEC on February 13, 2014, has shared voting power and shared dispositive power with respect to 1,560,000 shares. OrbiMed’s affiliate, OrbiMed Capital LLC has shared voting power and shared dispositive power with respect to 5,250,000 shares. Samuel D. Isaly, a control person of OrbiMed, has shared voting power and shared dispositive power with respect to 6,810,000 shares.

(6)	Levin Capital Strategies, L.P., as set forth on Schedule 13G/A filed with the SEC on January 31, 2014, has sole voting power and sole dispositive power with respect to 418,790 shares, shared voting power with respect to 4,867,947 shares and shared dispositive power with respect to 5,995,011 shares.

(7)	Tenor Capital Management Company, L.P., as set forth on Schedule 13G/A filed with the SEC on February 14, 2014 has sole voting power and sole dispositive power with respect to 5,373,008 shares.

(8)

Citadel Advisors LLC (Citadel Advisors), Citadel Advisors Holdings LP (CAH), Citadel GP LLC (CGP) and Kenneth Griffin, as set forth on Schedule 13G filed jointly on January 17, 2014, have shared voting power over 4,814,683 shares. The Schedule 13G reported that the shares of common stock are held by Citadel Quantities Strategies Master Fund Ltd., a Cayman Islands limited company (CQ), Citadel Equity Fund Ltd., a Cayman Islands limited company (CEF) and Citadel Securities LLC, a Delaware limited liability company (Citadel Securities). Citadel Advisors is the portfolio manager for CEF. Citadel Advisors II LLC, a Delaware limited liability company (CA2), is the portfolio manager of CQ. CAH is the general partner of Citadel Advisors Holdings II LP, a Delaware limited partnership, which is the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited liability partnership (CALC3) is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. Mr. Griffin, Citadel Advisors and CGP may be deemed to hold shared voting and dispositive power over the shares.

(9)	Dimensional Fund Advisors LP, as set forth on Schedule 13G filed with the SEC on February 10, 2014, has sole voting power with respect to 4,337,614 shares and sole dispositive power with respect to 4,442,853 shares. The reporting person reports that the shares are held by various investment companies, trusts and accounts and the reporting person disclaims beneficial ownership.

(10)	Mr. Barabe left Affymetrix in June 2013.

(11)	Includes 38,841 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014 and 11,500 unvested restricted stock units vesting within 60 days of April 1, 2014.

(12)	Includes 579,500 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014, 30,000 shares held by The Fodor Family Trust and 7,666 unvested restricted stock units vesting within 60 days of April 1, 2014.

(13)	Includes 106,619 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014 and 3,833 unvested restricted stock units vesting within 60 days of April 1, 2014.

(14)	Includes 223,250 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014.

(15)	Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014 and 5,750 unvested restricted stock units vesting within 60 days of April 1, 2014.

(16)	Mr. Runkel left Affymetrix in June 2013.

(17)	Includes 47,778 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014 and 11,500 unvested restricted stock units vesting within 60 days of April 1, 2014.

(18)	Includes 80,254 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014 and 7,667 unvested restricted stock units vesting within 60 days of April 1, 2014.

(19)	Includes 172,500 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014.

(20)	Includes 57,500 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014.

(21)	Includes 37,375 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014.

(22)	Includes 1,393,617 shares issuable upon exercise of options exercisable within 60 days of April 1, 2014 and 47,916 unvested restricted stock units vesting within 60 days of April 1, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. During the year ended December 31, 2013, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding our stock incentive plans as of December 31, 2013.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,723,997	(2)	7.25	9,252,632	(3)
Equity compensation plans not approved by security holders	1,569,642	(4)	4.68	1,700,116	(5)
Total	9,293,639		7.42	10,952,748

(1)	The calculation of the weighted average exercise price does not include 4,152,458 shares subject to restricted stock units that are exercisable for no consideration.

(2)	Includes (a) the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, which has expired, and (b) the Amended and Restated 2000 Equity Incentive Plan. Includes performance-based awards that have not been earned or vested.

(3)	Includes 6,342,786 shares available under the 2011 Employee Stock Purchase Plan.

(4)	Includes (a) 936,655 options under the 1998 Stock Plan, (b) 179,596 time-based awards and 384,250 performance-based awards that have not been earned or vested under the 2012 Inducement Plan, and (c) options to purchase 3,891 shares outstanding under acquired plans under which no future awards will be issued.

(5)	Includes 465,624 shares available under the 1998 Stock Plan and 1,234,492 shares under the 2012 Inducement Plan.

2012 Inducement Plan

The Compensation Committee approved this plan for new hire awards in connection with our acquisition of eBioscience in June 2012. The plan may be used only for inducement grants to new hires. Options, RSUs or other awards may be granted.

1998 Stock Incentive Plan

In 1998, the Board adopted the non-stockholder-approved Affymetrix 1998 Stock Incentive Plan, or the 1998 Stock Plan. Our directors and officers are not eligible to receive grants under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair market value of the common stock on the date of grant. Vesting terms of options or restricted stock granted under the 1998 Stock Plan from time to time are determined by the Board.

MANAGEMENT

Our executive officers, and their ages as of the record date and positions, are as follows:

Name	Age	Position
Frank Witney, Ph.D.	60	President and Chief Executive Officer
Gavin Wood.	44	Executive Vice President and Chief Financial Officer
Andrew J. Last, Ph.D.	54	Executive Vice President and Chief Operating Officer
David Weber.	60	Executive Vice President and Chief Commercial Officer

Frank Witney, Ph.D. See “Election of Directors.”

Gavin Wood joined us in 2006 and currently serves as Executive Vice President and Chief Financial Officer. Mr. Wood has held a number of financial roles at Affymetrix, including Vice President, Finance, International Controller, responsible for Europe and Asia Pacific. Prior to joining Affymetrix, Mr. Wood held a number of positions at the Unipart Group of Companies, including Business Unit Controller. Mr. Wood is a Chartered Accountant who qualified with the London Accountancy Practice Morgan Brown Spofforth in 1997 before continuing his career with Grant Thornton LLP.

Andrew J. Last, Ph.D. joined us in December 2009 and currently serves as Executive Vice President and Chief Operating Officer. Prior to joining Affymetrix, Dr. Last served on the leadership team of BD Biosciences Cell Analysis Unit, a segment of Becton Dickinson and Company, from 2004 to 2009, where he was Vice President, Global Marketing & Strategic Planning and General Manager of the San Diego-based Pharmingen business. Before joining Becton Dickinson, Dr. Last was a member of Applera Corporation’s Applied Biosystems unit leadership team from 2002 to 2004 as Vice President & General Manager of the Gene Expression business.

David Weber joined us in December 2011 and currently serves as Executive Vice President and Chief Commercial Officer. Between December 2011 and February 2013, he served as our Senior Vice President, Global Commercial Operations. From June 2010 to December 2011, Mr. Weber was a consultant to various biotechnology companies. Mr. Weber was at Cyntellect Inc. as its Vice President, Sales from July 2009 to June 2010. Mr. Weber was with The Linus Group from February 2008 to June 2009 as its Vice President of the Life Sciences Practice. Previously, Mr. Weber served as President and CEO of Eksigent Technologies, Senior Vice President of Marketing and Business Development of Stratagene Corp., and President, Americas Region, for Amersham Biosciences (GE Healthcare).

COMPENSATION DISCUSSION AND ANALYSIS

Company in Transformation

In order to understand our executive compensation program, it is essential to consider it in relation to the status of our three-phased plan to transform the Company to profitable growth. Historically, we sold our well-established GeneChip® Expression product line primarily in the basic research market, where we face declining sales and intense competition from newer technologies such as next generation sequencing. Our strategy is to transform the Company from one that is highly dependent on its GeneChip® Expression products to one with diversified revenue streams and a broad reach into the growing markets for translational medicine, molecular diagnostics and applied markets such as agricultural biotechnology.

We hired Dr. Frank Witney as our President and Chief Executive Officer in July 2011. Under Dr. Witney’s leadership, we are focused on realigning our product portfolio, stabilizing our core business and positioning our Company for growth and profitability. We are executing on a strategic plan that consists of three phases over several years:

•

Phase 1 (2011-2012)—Portfolio Realignment.     During this phase, we reorganized into business units to sharpen our focus on target markets. We also launched CytoScan®, our growing cytogenetic microarray product line, became more competitive in the genotyping market through full implementation of our Axiom genotyping product line and acquired eBioscience Holdings, Inc. (“eBioscience”). Through eBioscience, we now offer flow cytometry and immunoassay reagents and kits to the translational medicine and molecular diagnostics markets.

•

Phase II (2013-2014)—Profitability, Strengthen Balance Sheet, Development of Newer Product Lines.     Our priorities for this phase are to achieve consistent growth and profitability, reduce our senior secured debt, successfully commercialize our newer product lines and invest in new product offerings.

•

Phase III (2015 -2016)—Strategic Flexibility; Expansion of Product Lines; Growth.     Our goal for this phase is be sustainably profitable and have a strong balance sheet that provides us with strategic flexibility. In addition, we aim to grow revenue with developed product lines and new product offerings in the translational medicine, molecular diagnostic and applied markets.

2013 in Review

In 2013, we focused on stabilizing our business, integrating eBioscience, reducing our senior secured debt and positioning our Company for growth. We exited 2013 with the following achievements:

•	Achieved year-over-year revenue growth in the second half of 2013;

•	Reduced our senior secured debt from $85 million at the closing of the eBioscience acquisition to $39.5 million as of December 31, 2013.

•	For the twelve months ended December 31, 2013, achieved EBITDAO of $57 million, or approximately 17% of revenue.

•	Maintained a healthy growth rate in our cytogenetics product line (CytoScan) and launched OncoScan, a product that enables genome wide solid tumor profiling.

•

Significantly increased our penetration in the genotyping market by winning the UK Biobank project to genotype 500,000 DNA samples donated by UK residents, and partnering with others to genotype samples from the Million Veterans Program; as well as increasing our sales in the agricultural biotechnology segment.

Summary of Our Approach to Executive Compensation

The Compensation Committee’s approach to executive compensation underscores its commitment to pay for performance and the importance that it places on the opinions of our stockholders, while recognizing the need to attract, retain and motivate qualified executives to execute on our long-term transformation plan in challenging business conditions.

The following actions highlight the Compensation Committee’s approach to executive compensation in 2013:

•

No Salary Increase in 2013.     The Compensation Committee did not increase salaries for our executive officers in 2013, except in connection with the promotion of Mr. Gavin Wood to Chief Financial Officer.

•

Challenging Financial Goals Results in 70% Cash Bonus Payout in 2013.     The Compensation Committee approved a cash bonus plan in 2013 that was conditioned upon meeting thresholds set with respect to revenue and EBITDAO for 2013. The Compensation Committee approved a cash bonus payout at 70% of target based on our financial performance in 2013.

•

Restructured Equity Compensation to Include Performance-Based Awards.     The Compensation Committee restructured the equity compensation of our executive officers in 2013. The equity compensation granted to all executive officers, except for Mr. Wood, reflected an approximately 50/50 split in value between time-based awards and performance-based awards. As our focus for 2013 was on profitability and strengthening the balance sheet, the Compensation Committee believed it was important to tie performance-based awards to revenue and EBITDAO goals. Therefore, PRSUs could be earned upon achievement of revenue and EBITDAO goals for 2013. Our executive officers earned 70% of the PRSUs granted in 2013. Mr. Wood was granted only time-based equity awards for 2013 because he was not promoted to Chief Financial Officer until the middle of the fiscal year.

•

Robust Criteria for CEO’s New Hire PRSUs.     With respect to the 2013 performance period, our CEO earned 70% of his PRSUs granted in 2011 in connection with his hire, with 30% forfeited. As further explained below, this is as a result of his achieving (1) some but not all of his target milestones in new business areas; (2) total shareholder return that is benchmarked against the Russell 2000 Index; and (3) organizational development goals set by the Compensation Committee that included the recruitment of a new Chief Financial Officer.

•	Affirmation of Claw-Back Policy. We reaffirmed our policy for recoupment (or “claw-back”) of performance-based compensation if we restate our reported financial results.

•	Affirmed Policy to Seek “Say-On-Pay” Vote Annually. Since 2011, we have been seeking an advisory “say-on-pay” vote from stockholders every year with respect to approval of our executive compensation.

•

Enhanced Disclosure on our 2014 Executive Compensation.     In response to feedback from our stockholders, we are providing enhanced disclosure on our 2014 executive compensation program in this proxy statement.

In May 2013, we held a stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the compensation of our named executive officers, with approximately 83% of the shares of common stock present in person or by proxy and entitled to vote being cast in favor of our say-on-pay proposal. The Compensation Committee did not make specific changes to the program as a result of this vote, but considers feedback from our stockholders generally.

2014 Executive Compensation Program

The following are key components of our 2014 executive compensation program:

•

6%-10% Salary Increases in 2014.    After freezing salaries for two years, the Compensation Committee raised the base salary of our CEO by 10% and the base salaries of our other executive officers by 6% in 2014. The Compensation Committee believes that this will realign the salaries of our executive officers to be more in line with our peer group and that this is an appropriate action at this stage of our transformation plan.

•

Cash Bonus Dependent on Revenue and EBITDAO Achievement.    The Compensation Committee reaffirmed the use of revenue and EBITDAO as the bases for determining cash bonus payments for our executive officers, with the emphasis on revenue growth. We have to achieve a threshold revenue target in order for the bonus program to start funding at the 40% level, with increasing bonus payments as revenue increases, and an accelerator of achieving 110% of target if we also achieve a specified EBITDAO goal.

•

50/50 Split Time-Based and Performance-Based Equity Awards.    The Compensation Committee reaffirmed the use of a structure that reflects a 50/50 split in value between time-based awards and performance-based awards. Performance awards can be earned upon achievement of revenue and EBITDAO goals for 2014 consistent with financial expectations based on our business strategy.

•

Robust Criteria for CEO’s New Hire PRSUs.    Our CEO’s 2011 PRSUs (which were granted in connection with his new hire) have the following criteria for 2014: (1) 20% may be earned upon achieving revenue targets for our Genetic Analysis and eBioscience business units; (2) 20% may be earned upon the launch of certain new products; (3) 15% may be earned upon achieving target milestones in new product development; and (4) 45% may be earned upon achieving total shareholder return that is benchmarked against the Russell 2000 Index. This is the last tranche of the PRSUs granted in connection with the hire of our CEO in 2011.

Compensation Principles and Practices

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) link compensation to executive performance and the Company’s operating objectives and strategic direction; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, the Compensation Committee is guided by the following basic principles:

•	Align compensation with financial and strategic goals that will deliver stockholder value.

•	Pay for performance.

•	Offer total direct compensation opportunities that are competitive with our peer group of companies (as described below).

The material elements of our executive compensation programs for named executive officers consist of a combination of a base salary, an annual cash incentive opportunity, an equity incentive opportunity that is performance-based and time-based, and health, welfare and retirement benefits. We believe that each element of executive compensation and the relative mixture of the elements help us to achieve all of our compensation objectives.

The Compensation Committee also conducted its own detailed review of our executive compensation program, in particular, the following issues were noted:

•	appropriate performance metrics while we are going through a significant transformation;

•	the results of our say-on-pay vote on 2012 executive compensation;

•	feedback from major proxy advisory firms based on their analysis of our 2012 executive compensation program;

•	data regarding market practice among companies in our peer group;

•	recommendation from our compensation consultant; and

•	senior management’s views and concerns.

Process for Determining Executive Compensation

The Compensation Committee retained the outside compensation consulting firm Compensia, Inc., or Compensia, to inform the Compensation Committee on market practices, programs and compensation levels; evaluate our compensation practices; and assist in developing and implementing the executive compensation program. Meetings attended by a Compensia consultant typically contain a period of time for the Compensation Committee to meet with the Compensia representative without management present. In addition, Compensia occasionally meets alone with the Committee Chair for direction and/or review of particular material. The Compensation Committee determined that the retainer of Compensia did not raise any conflict of interest.

The compensation for our CEO is approved by the Compensation Committee and ratified by the full Board of Directors. In considering other aspects of executive compensation, the Compensation Committee may give weight to the views of members of senior management, particularly our CEO. The Compensation Committee believes involvement of management is appropriate because management understands the daily contributions of other officers and the overall employee environment.

The Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking. However, the Compensation Committee recognizes that information regarding pay practices at other companies is useful to ensure that our compensation practices are competitive in the market place; and independent marketplace information is one of several factors the Compensation Committee considers in assessing the reasonableness of compensation.

The following criteria were used to establish our Peer Group for 2013:

1.	Location: US-based
2.	Ownership: Publicly traded
3.	Industry: Life Science industry
4.	Revenue of approximately 1/3 to 2x of ours
5.	Market capitalization of 1.5x revenue or greater;

In 2013, our Peer Group consisted of the following companies:

1.	Abaxis, Inc.
2.	Accelrys, Inc.
3.	Accuray Incorporated
4.	Albany Molecular Research
5.	AngioDynamics*
6.	Cambrex Corporation
7.	Coherent Inc.
8.	Genomic Health, Inc.
9.	Harvard Bioscience, Inc.*
10.	Luminex Corporation
11.	Merit Medical Systems, Inc.
12.	Natus Medical Incorporated*
13.	Symmetry Medical Inc.*
14.	Newport Corporation

15.	Nordion Inc.
16.	NuVasive, Inc.*

*	These companies were added in 2013.

Elements of Executive Compensation

Our executive officers’ compensation currently has the following primary components:

•	base salary;

•	annual cash bonuses based on corporate and individual performance;

•	long-term incentives in the form of stock options and restricted stock awards; and

•	health, welfare and retirement benefits.

In determining compensation for our executive officers, the Compensation Committee considers a variety of factors. For 2013 compensation, the most important factor was whether we achieved our specific financial goals.

Other factors that may be taken into account by the Compensation Committee include:

•	performance by an individual during the year;

•	retention concerns;

•	the executive’s tenure and experience;

•	the executive’s historical compensation; and

•	market data and internal equity.

Risk Considerations in Our Compensation Program

The Compensation Committee believes that the structure of our executive compensation program mitigates inappropriate risk-taking for the following reasons:

•	Our recoupment policy allows us to recoup executive officers’ performance-based compensation in the event of a restatement of our financial results, as described below.

•

Our program consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so that executives do not feel pressured to focus exclusively on stock price performance or other financial metrics to the detriment of other important operational and strategic objectives.

•

Our time-based equity awards encourage long-term, sustainable performance of the overall business because they vest over four years and their value increases with the increase in our stock price over time.

•	By using a mixture of options and restricted stock, executives have a combination of incentives rather than being solely focused on a short-term stock price increase.

Fiscal 2013 Executive Compensation

Revenue and EBITDAO Achievements in 2013

A significant component of our executive compensation in 2013 was driven by two key metrics: revenue and EBITDAO achievement. These metrics were aligned with our objectives to return to revenue growth and achieve profitability. We reported $330 million in revenue in 2013 and achieved $57 million in EBITDAO.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in similar businesses of comparable size. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels. Although they do not target a specific percentile, the Compensation Committee believes that base salaries should be at competitive levels compared to the Peer Group. For 2013, because the Compensation Committee did not increase the base salaries of our executive officers other than Mr. Wood with respect to his promotion to Chief Financial Officer, market data was not a critical factor for the Compensation Committee’s actions.

Cash Bonus Program

Our bonus program is designed to align individual performance with organizational objectives. It rewards participants based on attainment of specified levels of corporate financial goals as well as subjective factors related to the individual’s performance. Each named executive officer has an assigned target bonus level at 50% of base salary, except for our CEO, who has an assigned target bonus level at 75% of base salary. As with our base salary levels, our CEO has the greatest level of responsibility and accountability and so has the highest bonus target level in order to place a significant portion of his total compensation at risk to reflect the impact he has on our overall corporate performance.

Generally the Compensation Committee establishes a general funding level for our bonus program after review of the corporate performance for the year, and then reviews individual factors in approving the actual bonus payment for each named executive officer. For 2013, no individual factors resulted in a different payout for any of our named executive officers.

For 2013, any bonus payout for executive officers was conditioned upon the Company meeting revenue and EBITDAO targets, with each independently carrying a weighting of 50%. We had to achieve a minimum threshold of at least $330 million in revenue in order for the revenue portion of the bonus program to start funding at 40%, with proportionate funding to 100% if we achieved $345 million or higher in revenue. With respect to the EBITDAO target, we had to achieve a minimum threshold of $50 million of EBITDAO in order for the EBITDAO portion of the bonus program to start funding at 40%, with proportionate funding to 100% if we achieved $53.7 million EBITDAO. Therefore, based on our 2013 financial performance of $330 million revenue and $57 million EBITDAO, the executive officers were entitled to receive 40% of the revenue portion of the bonus program, and 100% of the EBITDAO portion of the bonus program, resulting in a net payout of 70% of target.

Equity Incentives

Overview.    Our equity awards program is intended to align the long-term interests of executives with the interests of stockholders by offering potential gains if our stock price increases. Our equity program is designed to retain and incent employees to work towards the long-term success of Affymetrix by imposing vesting schedules over several years. The equity award pool for all employees for the year is typically proposed by the Senior VP of Human Resources and our CEO. In approving the overall equity award pool, the Compensation Committee considers our burn rate and equity usage. In approving individual grants of equity awards to executive officers, the Compensation Committee also considers data provided by Compensia as well as the performance of each individual executive.

Types of Equity Awards.    We use a combination of (1) time-based stock options; (2) time-based restricted stock awards; and (3) performance-based restricted stock awards. Because of the direct relationship between the value of an option and the increased market price of our common stock after the grant date, we feel that stock options continue to be important to motivate our executive officers and employees to manage Affymetrix in a manner that is consistent with both the long-term interests of our stockholders and our business objectives. In addition, we grant restricted stock awards, which we feel have two primary benefits. First, because restricted stock awards have no exercise price, we can grant smaller amounts of restricted stock awards that have an initial value equivalent to a larger number of options, meaning the restricted stock awards have less impact on stockholder dilution. Second, we believe they help retain our executive officers and key employees in both good and bad market conditions. Lastly, in 2013, we included performance criteria to a significant portion of our restricted stock awards in order to better align them with the interests of our stockholders by requiring achievement of specified financial results to earn the awards. If our executive officers do not meet the criteria for these performance-based restricted stock awards and remain employed through the vesting date, these awards will be forfeited. The Compensation Committee regularly reviews the appropriate mix of these types of awards.

Stock Option Grant Policy.    We have adopted a stock option grant policy to ensure consistent practices in the administration of stock option grants. You can obtain a copy of our Stock Option Grant Policy at the About Affymetrix-Investors section of our website (www.affymetrix.com). The Compensation Committee may decide on one or two refresher grants every fiscal year, taking into account factors such as attrition rates, the retentive value of outstanding equity awards and the number of shares available for grant under our equity incentive plans. The option grant date for refresher grants to executive officers must be during an open window and is no earlier than the date on which the option is approved.

Grants during 2013

Overview.    The Compensation Committee approved a mix of time-based and performance-based awards, reflecting an approximately 50/50 split in value between the two categories. The number of options, restricted stock units and performance equity awards granted to our named executive officers in 2013 are disclosed under the “Grants of Plan-Based Awards” table in this proxy statement. Guidelines for executive equity grants are not based on a formula but take into account each executive’s position, responsibilities, performance and contribution to the achievement of our long-term goals and competitive equity award data from our Peer Group. Typically our equity awards vest in equal annual installments over four years, except for the performance equity awards granted to our named executive officers, which are described below. Mr. Wood was only granted time-based awards last year, because he was promoted to Chief Financial Officer around the middle of the year, and the Compensation Committee viewed his grant as a promotional grant. For 2014, Mr. Wood received the same mix of time-based and performance-based equity awards as the other named executive officers.

In setting 2013 equity awards for our executive officers, the Compensation Committee consulted with Compensia and evaluated the value of equity grants relative to two peer groups prepared by the Radford Group: (1) companies with $200 million to $500 million in revenue in the United States; and (2) companies in the Bay Area. Market data was just one of the factors considered by the Compensation Committee. Other factors the Compensation Committee also considered were: the performance of the executive, internal equity and our burn rate. An important factor in the Compensation Committee’s consideration in setting the 2013 equity awards was the fact that no equity was granted to our named executive officers in 2012 as we worked on optimizing the organizational structure of the Company for future growth.

All of our executive officers received stock awards at higher values in 2013 compared to 2012 because no equity was granted to our named executive officers in 2012.

Performance-Based Awards.    In 2013, all named executive officers received PRSUs as a component of their equity compensation. The PRSUs are divided into two equal tranches, 50% could be earned based upon revenue achievement, and 50% could be earned based upon EBITDAO achievement.

We had to achieve a minimum threshold of at least $330 million in revenue in order for the revenue tranche of the PRSUs granted to start vesting at 40%, with proportionate vesting to 100% if we achieve $345 million or higher in revenue. With respect to the EBITDAO tranche, we had to achieve a minimum threshold of $51 million of EBITDAO in order for the EBITDAO tranche to start vesting at 40%, with proportionate vesting to 100% if we achieved $55 million EBITDAO. The threshold and target for 100% EBITDAO achievement were different from the cash bonus program in that they were set at higher levels than the cash bonus program; and the calculation of EBITDAO required the deduction of any earnings associated with the Anatrace product line in 2013 (which we divested in the third quarter of 2013). The Compensation Committee believed that a more stringent requirement should be applied in this case because PRSUs were only granted to the senior leadership of the Company in 2013, who were accountable for controlling operating expenses and strategic divestiture decisions, whereas the cash bonus program was applied to all employees of the Company.

If our achievement for a metric occurred at less than 100% level, the earned portion of that tranche of the PRSUs would vest over a four year period starting in 2014. If our achievement for a metric was at or over the 100% level, then vesting of the 100% earned portion of that tranche of the PRSUs would occur over a two year period starting in 2014.

Therefore, based on our achievement of $330 million revenue in 2013, the Compensation Committee determined that our executive officers earned 40% of the revenue tranche of the PRSUs granted (60% were forfeited), with those PRSUs vesting over four years starting in 2014. Based on our achievement of $57 million EBITDAO in 2013, the Compensation Committee, even after discounting the EBITDAO associated with our Anatrace product line in 2013, determined that we achieved more than $55 million in EBITDAO, therefore 100% of the EBITDAO tranche of the PRSUs was earned, with those PRSUs vesting over 2 years starting in 2014.

CEO’s New Hire PRSUs.

In connection with Dr. Witney’s hire in 2011, the Compensation Committee granted Dr. Witney 240,000 PRSUs, of which 60,000 would be eligible to be earned in each year (2011 through 2014) based on performance criteria to be set at the beginning of each year, but would not vest until 12 months following the end of the applicable performance year.

Dr. Witney’s 2013 tranche of these PRSUs was subject to him meeting the following criteria tied to growing revenue and achieving a higher total shareholder return when benchmarked against the Russell 2000 Index:

(1) 9,000 shares upon Affymetrix achieving target growth rates in the Genetic Analysis and eBioscience business units. This goal was not achieved.

(2) 9,000 shares upon the full commercial launch of the Axiom 384 platform by the end of third quarter of 2013. This goal was achieved.

(3) 9,000 shares upon the delivery of a detailed development plan to optimize the commercialization of a new product in 2015. This goal was not achieved as Dr. Witney continues to evaluate the product portfolio of the Company.

(4) 27,000 shares if the Company’s total shareholder return is equal to or greater than the total shareholder return of the Russell 2000 Index, as measured by the average 60 day stock price of the Company’s common stock at the beginning of 2013 and the average 60 day stock price of the Company’s common stock at the end of the 2013. This goal was achieved.

(5) 6,000 shares if Dr. Witney built the necessary management team to execute the Company’s strategy, including the recruitment of a Chief Financial Officer. This goal was achieved.

As a result, 42,000 of Dr. Witney’s 2013 tranche of PRSUs were earned and will vest on December 31, 2014, while the remaining 18,000 of such tranche were forfeited.

Other Benefit Plans

Relocation Benefits.    In 2013, in order to compensate Mr. Wood for his move from the United Kingdom, we agreed to provide him with benefits in connection with his relocation as described in more detail in the “Summary Compensation Table”, including tax equalization payments for tax differences relating to compensation provided to him before his move.

Retirement Plans.    Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, and accidental death and dismemberment insurance and our 401(k) plan (with matching contributions from Affymetrix), in each case on the same basis as other employees, subject to applicable law. Executive officers are also eligible to participate in our long-term disability plan on the same basis as other employees except that the long-term disability benefit for executive officers is 66.67% of their monthly salary whereas the benefit for all other employees is 60% of their monthly salary.

Recoupment Policy for Performance-Based Compensation (“Claw-Back” Policy)

We have a policy for recoupment of performance-based compensation. The policy provides that if we restate our reported financial results for periods beginning after the date of adoption, the Board of Directors will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of stockholders, the Board of Directors will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Change in Control and Severance Arrangements

We have a change in control severance policy that provides for the treatment of outstanding equity awards and the receipt of severance benefits for employees (including all of our named executive officers) who are terminated, or whose jobs are materially adversely affected, as a result of a change in control, as described in detail below under “Executive Compensation—Executive Severance Policy and Change in Control Arrangements”. Our Board of Directors may amend or terminate this policy at any time prior to a change in control, and the Compensation Committee periodically evaluates the benefits provided and other terms of the policy. The purpose of this policy is to mitigate some of the risk that exists for executives working in a company of our size while there remains significant acquisition activity in the biotechnology industry. We believe the policy helps attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent this policy. In addition, in the event there was a potential change in control that could be beneficial to stockholders, we believe these severance packages would provide an incentive for these executives and other employees to continue to help successfully execute the acquisition from its early stages until closing while providing reasonable protection to our executives and other employees against a significant downsizing or restructuring that could result from the acquisition.

We have an executive severance policy in order to standardize our severance practices (outside of a change in control period) and provide potential severance benefits that we believe are reasonable to protect an executive from an arbitrary termination. The Board of Directors may amend or terminate this policy at any time.

Accounting and Tax Considerations

For proposed equity awards, the Compensation Committee reviews the estimated employee stock-based compensation expenses in accordance with FASB ASC 718. This valuation is one of the considerations used in reviewing the market competitiveness of individual equity awards.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executives that is not “performance-based” which exceeds $1,000,000 in any year. Although this tax deduction limitation is not a material issue for our Company at this time, we have granted certain equity awards that are intended to meet the conditions of Section 162(m). However, the Compensation Committee has the full discretion to grant cash and equity awards that do not meet the criteria under Section 162(m) and may not be fully deductible as a result. The Compensation Committee, when determining executive compensation programs, considers various relevant factors, which may include the potential tax deductions, but also weighs our need to attract, retain and reward high-performing executives. We have paid, and will continue to pay, compensation to executive officers that may not be fully deductible if we believe that is necessary to attract, retain and reward high-performing executives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis in this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by:	Jami Dover Nachtsheim, Chairwoman Nelson C. Chan Gary S. Guthart, Ph.D. Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation, for the most recent three fiscal years, for each person who served as our principal executive or financial officer during 2013 and our other executive officers for fiscal year 2013 (collectively referred to as the “named executive officers” in this proxy).

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)*		Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
Frank Witney, Ph.D.(3)	2013	498,556	810,540	(4)	187,839	262,500	—		1,759,435
President and Chief	2012	529,041	115,750	(5)	—	—	12,500		657,291
Executive Officer	2011	248,077	1,409,100	(6)	1,081,110	—	1,548		2,739,835

Andrew J. Last, Ph.D	2013	376,546	307,200		104,355	132,300	12,762		933,163
Executive Vice President,	2012	412,903	—		—	—	12,500		425,403
Chief Operating Officer	2011	375,000	53,100		303,049	—	14,294		745,443

David Weber	2013	331,300	307,200		104,355	115,500	13,648		872,003
Executive Vice President,
Chief Commercial Officer

Gavin Wood(7)	2013	281,762	161,870		336,573	115,500	59,053	(8)	954,758
Executive Vice President and Chief Financial Officer

Timothy C. Barabe(9)	2013	196,146	—		—	—	408,624	(10)	604,770
Executive Vice President and Chief Financial Officer	2012	423,637	—		—	—	12,500		436,137
	2011	390,000	271,350		277,201	—	74,777	(11)	1,013,328

John F. Runkel, Jr.(12)	2013	91,815	—		—	—	393,712	(13)	485,527
Executive Vice President and General Counsel and Secretary	2012	404,936	—		—	—	12,500		417,436
	2011	370,000	247,986		191,747	—	15,854		825,587

*

The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 with respect of restricted stock awards and stock options, respectively, made to the named executive officers during the applicable fiscal year. See “Note 13—Stockholders’ Equity and Share-Based Compensation Expense” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, regarding assumptions underlying valuation of our stock options. The actual value of an option, if any, will depend on the future market price of our common stock and the option holder’s individual exercise and sale decisions. The grant date fair value of stock awards is based on the fair market value of our common stock on the grant date. The grant date fair value of performance-based stock awards is based on the probable outcome on the grant date, except as noted below in note (6). With respect to the performance-based restricted stock awards granted in 2013, 70% were earned and 30% were forfeited, although the grant date fair value reported in the table above reflects a probable outcome of 100% of the performance-based restricted stock awards earned, except as noted below.

For a description of restricted stock and option awards made, exercised and vested during fiscal 2013, and outstanding at the end of fiscal 2013, see the tables set forth below.

(1)	The higher amounts of salary shown for 2012 for Drs. Whitney and Last and Messrs. Barabe and Runkel reflect one-time payments for accrued paid time off hours that were over the maximum accrual cap we set in 2012.

(2)	Includes discretionary matching contributions made under our 401(k) plan.

(3)	Dr. Witney was appointed our President and Chief Executive Officer in July 2011. His compensation for 2011 reflects this partial year of service.

(4)	Includes the grant date fair value of the 42,000 performance awards earned by Dr. Witney for 2013 from his 2011 new hire grant; does not include 18,000 performance awards that were forfeited. The grant date fair value of the maximum 60,000 performance awards that Dr. Witney was eligible to earn for 2013 was $280,200.

(5)	Reflects the grant date fair value of the 25,000 performance awards earned by Dr. Witney for 2012 from his 2011 new hire grant; does not include 35,000 performance awards that were forfeited. The grant date fair value of the maximum 60,000 performance awards that Dr. Witney was eligible to earn for 2012 was $277,800.

(6)	Includes the 60,000 performance awards earned by Dr. Witney for 2011. Does not include 180,000 performance awards that Dr. Witney was eligible to earn over the following three years, starting in 2012, subject to achievement of performance criteria to be set annually at the beginning of each year. The grant date fair value of each tranche of the additional 180,000 performance awards will only be determined on the date the performance criteria with respect to such tranche is set.

(7)	Mr. Wood was promoted to Chief Financial Officer of the Company in May 2013. His compensation reflects his partial year of service as our Chief Financial Officer.

(8)	Includes the amount described in footnote (2) and relocation benefits totaling $49,138, and $9,915 for payment of fees of consultants providing immigration and tax services to Mr. Wood. The relocation benefits represent reimbursement of $26,896 relating to relocation expenses, temporary housing and tax reimbursement payments of $22,242 in 2013 for additional taxes owed by Mr. Wood as a result of income imputed to him for his relocation benefits. Does not include tax equalization payments to Mr. Wood on the income from equity grants that were awarded to Mr. Wood prior to his relocation to the United States. These payments will not be paid until 2014 and have not yet been determined, but will be reported in next year’s proxy statement. We do not expect the tax equalization payments to Mr. Wood will be material.

(9)	Mr. Barabe left Affymetrix in June 2013. His compensation for 2013 reflects his partial year of service.

(10)	Includes the amount described in footnote (2), $6,174 in COBRA benefits, a cash severance payment of $165,450 and an acceleration of the vesting of unvested restricted stock units upon the termination of Mr. Barabe’s employment with respect to which we took a total stock expense charge of $227,500.

(11)	Includes the amount described in footnote (2) and relocation benefits totaling $58,923 in 2011. The relocation benefits included reimbursement of relocation expenses, temporary housing and tax reimbursement payments of $20,748 in 2011 for taxes owed by Mr. Barabe as a result of income imputed to him for his relocation benefits.

(12)	Mr. Runkel left Affymetrix in June 2013. His compensation for 2013 reflects his partial year of service.

(13)	Includes the amount described in footnote (2), a cash severance payment of $373,000 to Mr. Runkel and $16,122 in COBRA benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options, restricted stock awards and incentive plan awards granted to our named executive officers during fiscal 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Threshold	Maximum
Frank Witney, Ph.D		150,000	375,000	40,000
	2/14/13				100,000				384,000
	2/14/13					60,000			230,400
	2/14/13						90,000	3.84	187,839

Andrew J. Last, Ph.D		75,000	187,500	20,000
	2/14/13				50,000				192,000
	2/14/13					30,000			115,200
	2/14/13						50,000	3.84	104,355

David Weber		66,000	165,000	20,000
	2/14/13				50,000				192,000
	2/14/13					30,000			115,200
	2/14/13						50,000	3.84	104,355

Gavin Wood		66,000	165,000
	2/7/13					6000			22,620
	8/30/13					25,000			139,250
	2/7/13						30,000	3.77	61,470
	8/30/13						90,000	5.57	275,103

(1)	The maximum and target bonus amounts with respect to any named executive officer are the same. Our Chief Executive Officer has a target bonus at 75% of his annual base salary and our other named executive officers have target bonuses at 50% their annual base salaries. The amount of the bonus actually paid is based on a combination of company and individual performance factors as described in “Compensation Discussion and Analysis” above, and the cash bonus that was actually paid for 2013 is set forth in the Summary Compensation Table above.

(2)	To the extent earned, these performance restricted stock units vest over four years if less than 100% of the performance criteria are met, or over two years if 100% of the performance criteria are met, as described in more detail in “Compensation Discussion and Analysis”. The maximum and target amounts were the same. 70% of the amount reported in this table was earned while 30% were forfeited. Does not include 42,000 (out of a maximum 60,000) performance awards that were earned by Dr. Witney for 2013 performance because they were granted to him in connection with his new hire in 2011 and reported in the “Grants of Plan-Based Awards” table for 2011.

(3)	All of the stock options have seven-year terms. Each of the stock and option awards reported in this table vest in equal annual installments over four years from the grant date.

(4)	This column represents the full grant date fair value of each equity award. See “Note 13—Stockholders’ Equity and Share-Based Compensation Expense” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of our equity awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options and restricted stock awards as of December 31, 2013 for the named executive officers. As of December 31, 2013, there were no outstanding stock options and restricted awards for Mr. Barabe and Mr. Runkel who departed from the Company earlier in 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Frank Witney, Ph.D	150,000	150,000	(2)	6.71	07/21/2018	177,000	(3)	1,516,890	60,000	(4)	514,200
		90,000	(2)	3.84	02/14/2020	70,000	(6)	599,900

Andrew J. Last, Ph.D	90,000			5.29	12/17/2016	38,750	(5)	332,088
	52,500	17,500	(2)	4.22	08/19/2017	35,000	(6)	299,950
	25,500	25,500	(2)	5.31	02/17/2018
	30,000	30,000	(2)	4.85	11/17/2018
		50,000	(2)	3.84	02/14/2020

David Weber	45,000	45,000	(2)	3.86	12/15/2018	42,500	(7)	364,225
	—	50,000	(2)	3.84	02/14/2020	35,000	(6)	299,950

Gavin Wood	600			25.71	06/06/2014	37,257	(8)	319,292
	4200			10.29	06/23/2015
	2,000			8.71	08/21/2015
	5,000			2.97	02/19/2016
	6,000			8.29	08/20/2016
	3,675	1,225		4.22	08/19/2017
	2,600	2,600		5.31	02/17/2018
	2,000	2,000		4.85	11/17/2018
	1,250	3,750		4.16	07/26/2019
	1,250	3,750		3.91	08/30/2019
		30,000		3.77	02/07/2020
		90,000		5.57	08/30/2020

(1)	Assumes a stock price of $8.57 a share, which was the closing market price of the Company’s stock on December 31, 2013 (the last trading day of fiscal 2013).

(2)	Options vest in four equal, annual installments from the grant date, which is seven years before the Option Expiration Date.

(3)	Includes 42,000 performance-based restricted stock units earned with respect to fiscal year 2013 performance, which will vest on December 31, 2014. Also includes 75,000 shares that will vest in equal installments in July 2014 and 2015, and 60,000 shares that will vest in four annual installments from the February 2013 grant date.

(4)	Reflects the remaining unearned portion of PRSUs granted to Dr. Witney in connection with his hiring in 2011. For fiscal 2014, the remaining 60,000 shares are eligible to be earned for each year if performance criteria for that year are met and Dr. Witney is employed on the vest date, with vesting (to the extent earned) on December 31, 2015.

(5)	The following restricted stock awards vest in four equal annual installments from the grant date: 15,000 restricted stock units granted on August 19, 2010 and 10,000 restricted stock units granted on February 17, 2011 and 30,000 restricted stock units granted on February 14, 2013.

(6)	Reflects the earned portion of the 2013 PRSUs based on performance for fiscal 2013. Of this earned amount, a portion vests over 4 years starting February 2014 and a portion vests over 2 years starting February 2014, as described in “Compensation Discussion and Analysis”.

(7)	The following restricted stock awards vest in four equal annual installments from the grant date: 25,000 restricted stock awards granted on December 15, 2011; 30,000 restricted stock awards granted on February 14, 2013.

(8)	The following restricted stock awards vest in four equal annual installments from the grant date: 1,225 restricted stock units granted on August 19, 2010; 1,400 restricted stock units granted on February 17, 2011; 6,000 restricted stock units granted on November 17, 2011; 1,500 restricted stock units granted on July 26, 2012; 1,500 restricted stock units granted on August 30, 2012; 6,000 restricted stock units granted on February 7, 2013 and 25,000 restricted stock units granted on August 30, 2013.

Options Exercised and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2013 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Frank Witney, Ph.D.	—	—	62,500	367,625
Andrew J. Last, Ph.D.	—	—	11,250	69,837
David Weber	—	—	6,250	49,687
Gavin Wood	—	—	2,906	18,465
Timothy Barabe(3)	73,000	46,320	58,750	260,575
John F. Runkel(4)	26,000	4,680	1,400	5,390

(1)	Value realized on exercise of option awards is computed by determining the difference between the closing market price of our common stock on the dates of exercise and the exercise price per share exercised.
(2)	The amount in this column reflects the closing price of our common stock on the date of vesting multiplied by the number of shares vesting.
(3)	Mr. Barabe departed Affymetrix in June 2013.
(4)	Mr. Runkel departed Affymetrix in June 2013.

Executive Severance Policy and Change in Control Arrangements

Executive Severance Policy.    The Company has an executive severance policy, which would only apply to involuntary terminations outside a change in control situation. A change in control situation is covered by the change in control policy described below. This policy applies to officers of the Company holding a Senior Vice President or more senior position. The Company’s executive severance policy may be amended or terminated by the Board at any time.

Subject to signing a release of claims, upon an involuntary termination, a named executive officer will receive:

•	12 months of base salary; and

•	12 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer).

An “involuntary termination” means the unilateral termination of the named executive officer’s employment by the Company without cause.

The following table shows the severance benefits that would be received by each named executive officer upon an involuntary termination, assuming the individual was terminated on December 31, 2013 and based on the individual’s base salary for fiscal 2013.

Name	Cash Severance ($)	Other Benefits Value ($)(1)
Frank Witney, Ph.D.	500,000	21,894
Andrew J. Last, Ph.D.	375,000	25,369
David Weber	330,000	14,645
Gavin Wood	330,000	20,245

(1)	Represents the estimated value of 12 months of continued health benefits.

Messrs. Barabe and Runkel were no longer employed by us at December 31, 2013, but received the separation benefits set forth in the Summary Compensation Table above in connection with their departures.

Change in Control Severance.    The Company has a change in control policy. The policy applies to all employees, but our named executive officers receive greater benefits.

The Company’s change in control policy may be amended or terminated by the Board at any time prior to a change in control. However, the policy may not be terminated or amended in a manner adversely to any person covered by the policy for 12 months following a change in control (which includes such transactions as a change in at least 50% of the voting power of our stock through a merger or acquisition by a person or a group). The termination or amendment of the policy at any time shall not affect any benefits to which a person covered by the policy previously has become entitled.

Subject to signing a release of claims, upon a qualifying termination or if not offered comparable employment, a named executive officer will receive:

•	full vesting of all equity awards;

•	24 months of base salary plus 200% of target bonus (none of our named executives will receive a cash payment that exceeds three times his base salary plus target bonus under this payout);

•	24 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer); and

•	6 months of outplacement services.

A “qualifying termination” means (i) an involuntary termination without cause in connection with, or within 12 months following, a change in control, or (ii) resignation of employment within 6 months following a change in control due to a material reduction in base salary, target bonus opportunity or job duties and responsibilities, or movement of work location more than 45 miles from the principal work location, from those in effect immediately prior to the change in control.

Upon a change in control, outstanding equity awards may be assumed by the acquirer, become fully vested or be cashed out, as determined by the Company and the acquirer.

The following table shows the severance benefits that would be received by each named executive officer who is an employee upon a qualifying termination following a change in control, assuming the individual was terminated on December 31, 2013 and based on the individual’s base salary for fiscal 2013.

Name	Cash Severance ($)	Accelerated Equity Value ($)(1)	Other Benefits Value ($)(2)
Frank Witney, Ph.D.	1,750,000	3,078,590	61,788
Andrew J. Last, Ph.D.	1,125,000	1,139,392	64,738
David Weber	990,000	1,112,625	47,290
Gavin Wood.	990,000	788,550	58,490

(1)	The value of unvested restricted stock or restricted stock units is based on $8.57 per share, the closing price of our common stock on December 31, 2013. The value of accelerated vesting of the options is based solely on the excess, if any, of $8.57 per share over the exercise price of the unvested portion (as of December 31, 2013) of the individual’s stock options. Includes 70% of the earned but unvested performance-based awards granted in 2013.

(2)	Represents the estimated value of health, dental and vision insurance coverage and outplacement services.

Compensation Committee Interlocks and Insider Participation

During 2013, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

CERTAIN TRANSACTIONS

Related Person Transaction Policy

Under a written policy that has been adopted by our Board of Directors, we review all transactions involving us in which any of our directors, director nominees, significant stockholders and executive officers or their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Secretary of any proposed transaction involving us and in which such person has a direct or indirect material interest. Such a proposed transaction is then reviewed by either our Board of Directors as a whole or a designated committee thereof consisting of a majority of independent directors to determine whether or not to approve or ratify the transaction based on the following criteria:

•	The character and materiality of the related person’s interest in the transaction;

•	The commercial reasonableness of the terms of the transaction;

•	The benefit or lack thereof to the Company;

•	The opportunity costs of alternate transactions;

•	The actual or apparent conflict of interest of the related person; and

•	Any other matters the reviewing body deems appropriate.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and our stockholders. On an annual basis, the reviewing body reviews previously approved transactions with related parties under the standard described above to determine whether such transactions should continue.

In December 2011, we entered into an agreement under which we assigned one patent application and related know-how to Cellular Research, Inc. (“Cellular Research”), a company founded by Dr. Fodor, our Chairman. Dr. Fodor is a significant shareholder of Cellular Research. Pursuant to the agreement, Cellular Research shall pay single digit royalties to us on sales of products covered by the assigned technology, and starting in December 2015, an annual minimum fee of $100,000. We have a right of first refusal to collaborate with Cellular Research for the development of certain new products and to supply arrays to Cellular Research under certain terms and conditions. As of December 31, 2013, no royalties were earned pertaining to this agreement.

Director and Executive Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2014

The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

OTHER MATTERS

We are not aware of any matters that are expected to come before the 2014 annual meeting other than those referenced in this proxy statement. If any other matters properly come before the meeting, it is the intention of the persons named as proxy holders in the proxy card to vote the shares they represent as the Board may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be included in our proxy statement for our 2015 annual meeting must be received by us no later than December 24, 2014 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2015 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at our principal executive offices not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2015 annual meeting no later than March 20, 2015. If the notice is received after March 20, 2015, it will be considered untimely and we will not be required to present it at the 2015 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

SIANG H. CHIN

Secretary

April 23, 2014

AFFYMETRIX, INC.
3420 CENTRAL EXPRESSWAY
SANTA CLARA, CA 95051
ATTN: DOUG FARRELL
VOTE BY INTERNET
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
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M73894-P50894
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
AFFYMETRIX, INC.
The Board of Directors recommends you vote FOR the following proposals:
1. Election of Directors
Nominees:
1a. Stephen P.A. Fodor
1b. Frank Witney
1c. Nelson C. Chan
1d. Gary S. Guthart
1e. Jami Dover Nachtsheim
1f. Robert H. Trice
1g. Robert P. Wayman
For
Against
Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
3. To approve, by an advisory vote, the compensation of Affymetrix’s named executive officers s disclosed in our proxy statement for the 2014 Annual Meeting of Stockholders.
For
Against
Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M73895-P50894
AFFYMETRIX, INC.
Annual Meeting of Stockholders
June 3, 2014 at 8:00 a.m.
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of Affymetrix, Inc., revoking all prior proxies, hereby appoints Frank Witney and Siang H. Chin and each of them, with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 3, 2014, beginning at 8:00 a.m., Pacific Daylight Time, and any adjournments or postponements; and to vote all of the shares of common stock held of record by the undersigned on April 10, 2014, upon all matters that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with the instructions on the reverse side of this proxy card.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all director nominees, and “FOR” proposals 2 and 3 and in accordance with the Board of Directors’ recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.
Continued and to be signed on reverse side